Exhibit 99.1

Jane Nelson and Bruce Brook Elected to Newmont’s Board of Directors

DENVER, October 25, 2011 — Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today announced the election of Jane Nelson and Bruce Brook to its Board of Directors (the “Board”), after the Board voted to increase its size from 10 to 12 members. Both elections are effective today.

“Ms. Nelson’s exceptional background in corporate social responsibility and Mr. Brook’s diverse mining and finance experience exemplify why these talented individuals will be excellent additions to Newmont’s Board,” said Vincent Calarco, Chairman of the Board.

Jane Nelson is the founding Director of the Harvard Kennedy School’s Corporate Social Responsibility Initiative where she is an Adjunct Lecturer in Public Policy. Ms. Nelson is also a nonresident senior fellow at the Brookings Institution and a Senior Associate of Cambridge University’s Programme for Sustainability Leadership. In 2009, she was one of five track leaders for the Clinton Global Initiative, leading the track on developing human capital.

For 16 years, Ms. Nelson was a Director at the Prince of Wales International Business Leaders Forum, where she now serves as a Senior Advisor. In 2001, she worked with the United Nations (“UN”) Global Compact in the office of the UN Secretary-General preparing a report for the General Assembly on cooperation between the UN and the private sector. Ms. Nelson also worked for the Business Council for Sustainable Development in Africa, for FUNDES in Latin America and as a Vice President at Citibank working in Asia, Europe and the Middle East. Additionally, she is a member of ExxonMobil’s External Citizenship Advisory Panel and General Electric’s Citizenship Stakeholder Advisory Panel.

Bruce Brook brings 30 years of mining, finance and accounting experience to Newmont. He served as Chief Financial Officer (“CFO”) of WMC Resources Limited, from 2002 to 2005 and has held key executive roles, including Deputy CFO of ANZ Banking Group Limited, Group Chief Accountant of Pacific Dunlop Limited, and General Manager, Group Accounting positions at CRA Limited and Pasminco Limited.

Mr. Brook also brings a wealth of board-related experience, formerly serving as a Director and Chairman of the Audit Committees of Lihir Gold Limited, Consolidated Minerals Limited and Energy Developments Limited. He currently serves on the Board of Directors for Boart Longyear Pty. Ltd., Programmed Group (as Chairman) and CSL Limited. In addition, Mr. Brook is a member of the Financial Reporting Council in Australia and the Audit Committee of the Salvation Army (Southern Command, Australia).

“Delivering on our strategic plan to grow gold production by 35 percent and double copper production by 2017 will require strong leadership and execution, and it is a pleasure to welcome Ms. Nelson and Mr. Brook to Newmont. I look forward to working with them on enhancing our ability to deliver industry leading performance and value to our shareholders, employees and host communities,” said Richard O’Brien, President and Chief Executive Officer.

About Newmont
Founded in 1921 and publicly traded since 1925, Newmont (www.newmont.com) is one of the largest gold companies in the world. Headquartered in Colorado, the Company has more than 35,000 employees and contractors, with the majority working at core operations in the United States, Australia, Peru, Indonesia and Ghana. Newmont is the only gold company listed in the S&P 500 index and in 2007 became the first gold company selected to be part of the Dow Jones Sustainability World Index. Newmont’s industry leading performance is reflected through high standards in environmental management, health and safety for its employees and creating value and opportunity for host communities and shareholders.

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Investor Contacts

John Seaberg	303.837.5743	john.seaberg@newmont.com

Karli Anderson	303.837.6049	karli.anderson@newmont.com

Media Contacts

Omar Jabara	303.837.5114	omar.jabara@newmont.com

Diane Reberger	303.967.9455	diane.reberger@newmont.com